DATED 26th January 2004

O2 (UK) LIMITED

AND;

Tele-Publishing UK Limited

WHOLESALE PRODUCTS

STANDARD AGREEMENT

O2 (UK) Limited
Legal Department

The Service Provider requires the following Services and the indicated Schedule(s) is/are included in this Agreement;

Service/Schedule:	Tick as applicable:
Land to Mobile Text Messaging Service Schedule 1	✓
Short Code Service Schedule 2	✓
Premium Services Schedule 3	✓
Location Based Service Schedule 4	

THIS AGREEMENT is made on 26th January 2004

BETWEEN

(1) O2 (UK) LIMITED (registered number 1743099), a company incorporated under the laws of England and Wales whose registered office is at 260 Bath Road, Slough, Berkshire SL1 4DX ("O2"); and

(2) [Tele-Publishing UK Limited] (registered number[3105280]) a company incorporated under the laws of England and Wales whose registered office is at [25 Harley Street, London, W1G 9BR](the "Service Provider")

A O2 provides a number of services to third parties wishing to offer content and premium rate services to subscribers accessing the O2 network.

B the Service Provider wishes to offer such services to O2 subscribers.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Unless the context requires otherwise, the following phrases shall have the following meanings in this Agreement:

"Adult Service"	means Services which in O2's opinion are not suitable (for any reason) for people aged less than 18 years old.
"Agreement"	means these terms and conditions together with the Schedules hereto and any amendments to these terms and conditions agreed with the Service Provider;
"Charges"	means the charges for Services payable to O2 by the Service Provider in accordance with clause 6;
"Effective Date"	means the date of signature by O2 of this Agreement;
"Emoney Order"	means the Financial Premium Services and Markets Act 2000 (Regulated Activities) (Amendments) Order 2002 as amended from time to time;
"Fixed Link"	means the private circuit or virtual private circuit procured and maintained by the Service Provider to connect its platform or application to the Network to enable the provision of the Land to Mobile Text Messaging Service.
"Force Majeure"	has the meaning given in clause 10;
"ICSTIS"	means the Independent Committee for the Supervision of Standards of Telephone Information Services and/or ICSTIS Limited (or any similar body that may be appointed in addition to or in substitution for it in the UK);
"Intellectual Property Rights"	means patent rights, registered and unregistered design rights, copyrights including rights in computer software, extraction rights in relation to databases, rights relating to software, rights relating to registered and unregistered trade marks or service marks or logos, jingles, get-up, livery, trade names; domain names, applications or rights to apply for any of the foregoing, any similar rights to any of the foregoing anywhere in the world, and rights of confidentiality in information of any kind;
"Internet"	means the global data network comprising interconnected networks using the TCP/IP protocol suite.
"Land to Mobile Text Messaging Service"	means the service detailed in Schedule 1;
"Location Based Service"	means the service detailed in Schedule 4;
"Network"	means the O2 mobile telephone network in the United Kingdom.
"Proprietary Information"	means all information, other than information in published form or expressly designated by O2 as non-confidential, which has been or shall hereafter be disclosed by O2 to Service Provider, directly or indirectly, regardless of the form in which it is disclosed, relating in any way to O2's markets, customers, products, patents, inventions, trade secrets, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organisation, employees, agents, distributors or business in general.
"Business Messaging On-Line Shop"	means the secure service available to certain O2 customers on specified terms and conditions via the O2 website to access, download, store and make use of online account information.
"Premium Services"	means the services detailed in Schedule 3;
"Previous Agreement"	has the meaning given in clause 3.2;
"Revenue Share Payment"	means a payment from O2 to Service Provider equal to all Revenue Share Receipts received by O2 during a calendar month (more particularly described in paragraph 3.3 of Schedule 3).
"Services"	means services ordered by the Service Provider under this Agreement and as set out in the Schedules and includes the Land to Mobile Text Messaging Service, the Short Code Service, the Premium Services and the Location Based Service;
"Short Code Service"	means the service detailed in Schedule 2;
"Working Days"	means a working day in the UK excluding Saturdays, Sundays and Bank or Public Holidays

1.2 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules.

1.3 Paragraph headings and the table of contents are inserted for ease of reference only and shall not in any way affect the interpretation of this Agreement.

1.4 References to paragraphs and Schedules are to be construed as references to the paragraphs of and schedules of this Agreement.

1.5 References to clauses are to be construed as references to clauses in the main body of this Agreement. References to paragraphs are to be construed as references to paragraphs within the Schedule in which the reference appears unless a specific Schedule is referred to.

1.6 Words importing the plural shall include the singular and vice versa and words importing the masculine gender shall include the feminine and vice versa and words denoting persons shall include companies.

1.7 A reference to 'including' shall be construed as 'including, but not limited to' or 'including, without limitation', as appropriate.

1.8 References to any statutes or statutory provisions include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision.

1.9 In the event of any conflict between the terms set out in the Schedules and the terms and conditions contained in the main body of the Agreement, the terms and conditions contained in the main body of the Agreement shall prevail.

2. SCOPE OF THE AGREEMENT

This Agreement is intended to provide the Service Provider with access to the Services within the United Kingdom as detailed in the Schedules hereto.

3. TERM AND TERMINATION

3.1 This Agreement shall commence on the Effective Date and shall continue in force until terminated as provided in Clauses 3.3, 3.4and 3.5.

3.2 Any services agreement previously entered into between the parties as the same may have been amended or varied from time to time (the "Previous Agreement") is hereby terminated. This Agreement supersedes the Previous Agreement and all other previous agreements in respect of the Services, or similar services, between the parties.

3.3 This Agreement may be terminated forthwith in accordance with the following provisions, by either party:

a) giving notice in writing to the other party in the event the other party is in material breach of this Agreement and (if capable of remedy) has failed to remedy such breach within thirty (30) days of receipt of written notice thereof from the other party;

b) giving notice in writing to the other party should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of it's business

c) giving notice in writing to the other party should an event of Force Majeure continue for more than thirty (30) consecutive calendar days or;

d) by mutual written consent with the other party.

3.4 In the event of amendment of the Charges by O2 in accordance with clause 6.1, the Service Provider has the right to terminate the Agreement with immediate effect by giving O2 written notice of the same during the thirty (30) day notice period.

3.5 Either party may serve not less than 30 days' written notice of termination on the other party at any time and this Agreement will terminate at the end of such notice period.

3.6 Suspension Rights

O2 may, where reasonable, from time to time and without notice suspend the Services in any of the following circumstances without prejudice to its rights hereunder, provided that it shall use reasonable endeavours to restore the Services as soon as reasonably practicable:

a) during any technical failure, modification or maintenance of the telecommunications systems by which the Services are provided; and/or

b) if the Service Provider fails to comply with the terms of this Agreement after being given written notice of its failure (including but not limited to failure to pay any sums due hereunder) until such failure to comply is remedied; and/or

c) if the Service Provider allows to be done anything which in O2's reasonable opinion may have the effect of jeopardising the operation of the Services, or the Services are being used in a manner prejudicial to the interest of the Service Provider and/or O2, including potential risk to O2's brand, adverse impact on O2's customers and breaches of applicable regulations; and/or

d) because of an emergency or upon instruction by emergency services or any government or appropriate authority (including the Network Operator) or for the Customer's own security.

4. RIGHTS AND OBLIGATIONS

4.1 In the event of termination of this Agreement for any reason, the parties will have the following rights and obligations:

a) termination of this Agreement will not release either party from the obligation to make payment of all amounts that shall have accrued up to the date of termination; and

b) the obligations hereunder which by their terms or clear intent extend beyond termination of this Agreement, including, without limitation the obligations hereunder pursuant to clause 7 (Intellectual property), clause 5 (Indemnities and Liabilities) and clause 8 (Confidentiality, Data Protection and Publicity) will survive termination of this Agreement.

4.2 Legal necessity to change the nature of "Services"

In the event that, in O2's opinion, any change in the law, or any clarification of the law, or (without limitation) any aspect of the Emoney Order makes the provision of any Services by Service Provider either: (a) illegal; (b) prohibitively difficult to administer; or (c) prohibitively expensive for O2, O2 shall be entitled to amend the definition of "Services" unilaterally and with immediate effect by giving notice in writing to Service Provider. The parties acknowledge that such an amendment may fundamentally alter the commercial basis of the transactions contemplated under this Agreement. Nonetheless, in all cases Service Provider shall, as soon as reasonably practicable, and in event, within one month of such a notice, comply fully with its obligations not to breach paragraph 3.6 of Schedule 3.

4.3 The Service Provider agrees that it will:

a) not use or allow its employees to use the Services for any improper, immoral or unlawful purpose; and

b) provide O2 with such information as O2 reasonably request in connection with this Agreement;

c) provide to O2 such details of the Service Provider's Customer Services department with contact details including email address and telephone number as O2 require from time to time. These details shall be posted on the Service Provider's website and included on: (i) all correspondence issued by the Service Provider to its Customers; and (ii) on all marketing collateral used by the Service Provider, which relates to Short Codes and shall be kept correct and up-to-date by the Service Provider throughout the term of this Agreement; and

d) ensure that the Services are of a quality and kind which O2 considers are not likely to bring O2 into disrepute.

4.4 The Service Provider shall ensure that all services it provides in conjunction with or using the Services shall not include as part of those services:

a) anything that violates the rights of a third party including, but not limited to, privacy, publicity, copyright or patent;

b) material that could reasonably be interpreted as offensive, obscene, defamatory or libellous; or

c) anything that is likely in the light of generally prevailing standards of decency and propriety to cause offence.

4.5 Whether or not the Service Provider is compliant with the provisions of clauses 4.3 and 4.4 shall be a matter for O2 to determine in its absolute discretion.

5. INDEMNITIES AND LIABILITIES

5.1 The Service Provider shall indemnify O2 against all liabilities, actions, proceedings, claims and demands (including out-of-pocket expenses reasonably incurred) made by any third party arising directly or indirectly out of or in connection with (i) any breach of this Agreement by or (ii) any faults or failures in the Services or the provision or use of the Services or (iii) the conduct of the Service Provider's business.

5.2 The Service Provider shall effect and maintain (or shall procure that its parent company effects and maintains) suitable legal liability insurance of not less than £1 million for each and every claim arising and shall produce to O2, on demand, a copy of the policy of insurance together with the receipt for the current premium.

5.3 O2's duty in performing its obligations under this Agreement is only to exercise the reasonable skill and care of a competent telecommunication service provider.

5.4 The express terms of this Agreement are in lieu of all warranties, conditions terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

5.5 Nothing in this Agreement shall exclude or restrict the liability of either party for:

a) death or personal injury resulting from that party's negligence;

b) breach of confidentiality pursuant to clause 8;

c) or breach of any implied term as to title or quiet enjoyment arising out of section 12 Sale of Goods Act 1979; or

d) fraud or fraudulent misrepresentation.

5.6 Neither party shall be liable in contract, tort (including negligence) or otherwise for loss, (whether direct or indirect) of profits, business, goodwill, or anticipated savings, nor for any loss of data, nor for any indirect or consequential loss whatsoever.

5.7 Each party's liability in contract, tort (including negligence) or otherwise arising shall be limited to £500,000 for any one incident or series of related incidents and in any 12 month period to a total of £1 million.

5.8 Each provision of this Clause operates separately. If any part is held unreasonable or inapplicable in any circumstances the other parts shall continue to apply.

5.9 Notwithstanding paragraph 3.17 of Schedule 3, the Service Provider hereby indemnifies O2 in respect of all and any costs howsoever arising, including but not limited to repayment of O2 customer charges, refunds or goodwill payments, arising out of the use of the Service by the Service Provider to send unsolicited messages.

5.10 The Service Provider must ensure that before any material is used as part of the Services all rights, licences and consents including any intellectual property rights, have been obtained and all requirements of law complied with as may be necessary to enable the Services to be made available to end users of the Services. O2 may request evidence from Service Provider of compliance with this Clause, and Service Provider must comply with such request as soon as reasonably practicable.

6. CHARGES

6.1 Charges and Services shall be subject to unilateral amendment by O2 from time to time by giving 30 days prior notice in writing to the Service Provider.

6.2 The Charges payable by the Service Provider to O2 for the Services are as set out in the Charges Annexes to the Schedules.

6.3 The Service Provider hereby agrees to pay the Charges in full without any deduction or set off to O2 within 30 days following the date of invoice for such Charges.

6.4 The Charges are exclusive of Value Added Tax which will be charged to the Service Provider at the prevailing rate.

6.5 Revenue Share Payments set out in Schedule 1 do not include any deduction in respect of charges levied by O2 (or an ISP) for the Land to Mobile Text Messaging Service, the Shortcode Service or the Location Based Service, which charges are to be paid separately by Service Provider under the terms of this Agreement.

6.6 O2 shall be entitled to set off any unpaid and overdue amounts owed, against Revenue Share Payments which it would otherwise be obliged to pay to the Service Provider under this Agreement.

7. INTELLECTUAL PROPERTY

7.1 Neither party will create any advertising or other materials that use or include the Intellectual Property Rights of the other party unless it has the prior written consent of that other party as to the form and content of any such materials. Each party acknowledges that it will not acquire any rights in any other party's Intellectual Property Rights or any goodwill associated therewith.

7.2 Neither party will issue any publicity, promotional, advertising or packaging material expressly referencing the other party except in a form and in a manner previously approved by the other party in writing.

7.3 Neither party shall use the Intellectual Property Rights of the other party without the prior written consent of that other party. Each party acknowledges that it will not acquire any rights in the Intellectual Property Rights or any goodwill associated therewith, of the other party.

7.4 This Agreement does not operate as an assignment by or to either party of any copyright, registered design, trademark or any other Intellectual Property Rights of whatever nature.

8. CONFIDENTIALITY, DATA PROTECTION, AND PUBLICITY

8.1 The parties will each keep confidential any proprietary information and/or any information obtained from the other in connection with this Agreement (including for the avoidance of doubt details of the Service Provider's employees) which is reasonably identified by either party as commercially confidential or which is obviously confidential in nature and neither will divulge the same to any third party except such of its employees contractors and agents as may need to know the same for the purposes of the implementation of this Agreement and who agree to be bound by the provisions of this clause without the consent in writing of the other. For the avoidance of doubt the parties agree that all details contained in the reports produced as part of the Service are confidential

8.2 The obligations aforesaid shall not apply to any material or information which is in the public domain (other than as a result of a breach of this Agreement); or, already known to the receiving party; or, lawfully received from a third party and/or ordered to be disclosed by any court or other tribunal or regulatory authority of competent jurisdiction

8.3 These obligations of confidentiality will cease to have effect 2 years after the termination of this Agreement.

8.4 The obligations of confidentiality imposed by Clause 8.1 upon the Parties shall not preclude:

a) either party disclosing any information to its professional advisers from time to time provided that prior to such disclosure such professional advisers shall be subject to obligations of confidentiality that are no less stringent than those contained herein; or

b) either party from disclosing any information to its Affiliates to the extent that such affiliate needs to know provided that such party shall remain primarily liable for any effective breach of this Agreement by its Affiliates. For the purposes of this Agreement "Affiliate(s)" shall mean any corporation or other entity which, directly or indirectly, through stock ownership or through any other arrangement, controls, is controlled by or is under common control with the party. The term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such entity, whether by reason of ownership of voting stock or other equity interests, by contract or otherwise;

8.5 The parties shall comply with the Data Protection Act 1998 and the Human Rights Act 1998 in connection with any activities carried out under this Agreement.

8.6 Subject to paragraph 2.21 of Schedule 1, both parties shall have the right to mention the existence of this Agreement, after the Effective Date and whilst the Agreement remains in force, in their marketing materials. This right is given on the condition that any such marketing materials accurately reflect the nature of the business relationship created by this Agreement and that each party has given permission in writing for any such inclusion. The parties agree that any such permission shall not be unreasonably withheld or delayed.

8.7 The Service Provider must not send or cause to be sent unsolicited SMS messages to Customers in order to advertise or market any of its Premium Services. Notwithstanding O2's other rights, breach of this Clause by the Service Provider will entitle O2 to suspend all Services run by the Service Provider under this Agreement immediately, and to keep them suspended until such time as O2 is satisfied, acting reasonably, that such breach will not be repeated in the future.

8.8 The Service Provider shall not use Proprietary Information, the Services or Location data to endeavour to entice away any customers of O2 to become customers of any other mobile phone network, or virtual mobile network, and shall procure that no other person shall use the Services or Location data for any such purpose.

8.9 The Service Provider shall use the Business Messaging On-Line Shop for such services and purposes reasonably required and directed by O2 from time to time

9. COMPLIANCE WITH APPLICABLE LAWS

The parties agree to comply with all applicable national, regional and local laws and regulations relating to the Service and to the performance of their respective obligations under this Agreement. Upon request by O2, Service Provider must reasonably assist O2, at O2's expense, to comply with all requirements and conditions at any time imposed on O2 by law in the UK which are applicable to or affect the Services. In particular, Service Provider must not do anything that would put O2 in breach of any of the provisions of the Emoney Order.

10. RELATIONSHIP

Nothing contained in this Agreement shall be construed to give either party the power to direct or control the day-to-day activities of the other party, nor to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations under this Agreement, each party will be acting as an independent contractor and nothing in this Agreement shall create, or be deemed to create, a partnership between the parties.

11. ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Service Provider shall not assign or otherwise transfer its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

12. ENTIRE AGREEMENT

12.1 This Agreement and the Schedules hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties other than those set forth or referred to herein. Nothing in this clause shall, however, operate to limit or exclude any liability for fraudulent misrepresentation.

12.2 Except as expressly provided herein, this Agreement may only be amended only by an instrument in writing signed by duly authorised representatives of each of the parties.

13. WAIVER

Waiver by any party of any default by another party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party. No waiver of any provision of this Agreement shall be effective unless in writing.

14. SEVERABILITY

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The parties shall nevertheless negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving so nearly as possible the same commercial effect, to be substituted for the provision so found to be void or unenforceable.

15. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

16. FORCE MAJEURE

Neither party shall be liable for any breach of this Agreement, if, and to the extent that, such breach arises as a result of any act of God, governmental or other administrative act or omission, sabotage, riot, explosion, controls, restrictions, prohibition or other acts of any local or national government or other competent regulatory authority, telecommunications network operators or any industrial action (whether or not involving that party's employees) or any other matter beyond its reasonable control. In the event that a party continues to be affected by such an event for a continuous period of 30 days, the party not so affected shall be entitled to terminate this Agreement forthwith.

17. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Except for ICSTIS, which shall have the right to enforce any of O2's rights under this Agreement, and save as provided by the terms of this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from by that Act.

18. NOTICES

18.1 All notices and requests in connection with this Agreement shall be given in writing and may be delivered by hand, or sent by first class post, or sent by fax with a confirmation copy sent the same business day by first class post, addressed to the registered business address of the other party or where the following details are completed, to the following address:

If to Service Provider: [CAROL HARRICHAND
TELE - PUBLISHING UK LTD]
10 KINGS EXCHANGE, TILEYARD ROAD
LONDON N7 9AH
Fax: [020 7619 8811]

If to O2: Head of Legal
Legal Department
O2 (UK) Limited
260 Bath Road
Slough
SL1 4DX

Fax: 01753 565403

or to such other address as the party to receive the notice or request shall designate by notice to the other party. The effective date of any notice or request given in connection with this Agreement shall be the date on which it is sent by fax or two (2) days after it is sent by first class post.

18.2 Service Provider agrees to inform O2 in writing of any changes to its registered address, or the address for notices.

19. GOVERNING LAW

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the England and Wales, irrespective of choice of laws principles, as to all matters, including matters of validity, construction, effect, performance and remedies. The parties hereby submit to the exclusive jurisdiction of the Courts of England and Wales.

IN WITNESS WHEREOF, this Agreement has been signed by the duly authorised representatives of the parties the day and year first above written.

O2 (UK) LIMITED		SERVICE PROVIDER	
By:	[signature]	By:	[signature]
Name:	A.D. RYAIE	Name:	CAROL HARRICHAND
Title:	HEAD OF MESSAGING.	Title:	OPERATIONS DIRECTOR